EXHIBIT 99.1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

DATED: April 15, 2026

LONE PINE CAPITAL LLC /s/ Kerry A. Tyler
By: Kerry A. Tyler, Managing Director, Chief Operating Officer
/s/ David F. Craver
DAVID F. CRAVER, individually and as an Executive Committee Member of Lone Pine Managing Member LLC, as Managing Member of Lone Pine Capital LLC

/s/ Brian F. Doherty
BRIAN F. DOHERTY, individually and as an Executive Committee Member of Lone Pine Managing Member LLC, as Managing Member of Lone Pine Capital LLC

/s/ Kelly A. Granat
KELLY A. GRANAT, individually and as an Executive Committee Member of Lone Pine Managing Member LLC, as Managing Member of Lone Pine Capital LLC

/s/ Stephen F. Mandel, Jr.
STEPHEN F. MANDEL, JR., individually and as Managing Member of Lone Pine Managing Member LLC, as Managing Member of Lone Pine Capital LLC

/s/ Kerry A. Tyler
KERRY A. TYLER, individually and as an Executive Committee Member of Lone Pine Managing Member LLC, as Managing Member of Lone Pine Capital LLC